Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated November 27, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Digi International Inc. on Form 10‑K for the year ended September 30, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of Digi International Inc. on Forms S-8 (File Nos. 333-187949, 333-144872, 333-169427, 333-169428, 333-194518, 333-194522, 333-209958, 333-218002, 333-225308, and 333-231365).

/s/ GRANT THORNTON LLP
Minneapolis, Minnesota
November 27, 2019